Exhibit 99.10

INVESTMENT MANAGEMENT

Morgan Stanley Global Opportunity Bond Fund, Inc.

Morgan Stanley Emerging Markets Debt Fund, Inc.

Dividend Reinvestment and Cash Purchase Plan

Terms And Conditions

1.     Each Stockholder (Stockholder) holding shares of common stock of Morgan Stanley Global Opportunity Bond Fund, Inc. and Morgan Stanley Emerging Markets Debt Fund, Inc. (individually, the Fund and collectively, the Funds) will automatically be deemed to have elected to be a participant in the Fund’s Dividend Reinvestment and Cash Purchase Plan (the Plan), unless Computershare Trust Company, N.A. (the Plan Agent) is otherwise instructed by the Stockholder, in writing, to have all distributions, net of any applicable U.S. withholding tax, paid in cash. A Stockholder who does not wish to participate in the Plan will receive all distributions, the record dates for which follow the receipt by the Plan Agent of such Stockholder’s instructions, in cash and will be paid by check in U.S. dollars mailed directly to such Stockholder by Computershare Trust Company, N.A., as dividend disbursing agent. The Plan Agent will act as agent for individual Stockholders in administering the Plan and will open an account for each Stockholder under the Plan in the same name as her or his shares of common stock are registered.

2.     Whenever the directors of the Fund declare an income dividend or capital gains distribution (Distributions) payable in shares of common stock or cash, participating Stockholders will take such Distributions entirely in shares of common stock to be issued by the Fund or to be purchased on the open market by the Plan Agent, and the Plan Agent shall automatically receive such shares of common stock, including fractions, for the Stockholder’s account. Whenever the market price per share of common stock equals or exceeds the net asset value (NAV) per share at the time the shares of common stock are valued for the purpose of determining the number of shares of common stock equivalent to the Distribution (the Valuation Date), participants will be issued shares of common stock by the Fund valued at NAV or, if the NAV is less than 95% of the market price on the Valuation Date, then participants will be issued shares valued at 95% of the market price. If NAV per share on the Valuation Date exceeds the market price per share on that date, the Plan Agent, as agent for the participants, will buy shares of the Fund’s common stock on the open market, on the New York Stock Exchange (NYSE) or elsewhere, for the participants’ accounts. If, before the Plan Agent has completed such purchases, the market price exceeds the NAV per share, the average per share purchase price paid by the Plan Agent may exceed the NAV per share, resulting in the acquisition of fewer shares than if the Distributions had been paid in shares issued by the Fund at NAV. Additionally, if the market price exceeds the NAV per share before the Plan Agent has completed its purchases, the Plan Agent is permitted to cease purchasing shares and the Fund may issue the remaining shares at a price equal to the greater of (a) NAV or (b) 95% of the then current market price. In a case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by each participant in respect of the Distributions will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues the remaining shares. The Valuation Date shall be the Distributions payment date or, if that date is not an NYSE trading day, the next preceding trading day.

3.     Whenever the directors of the Fund declare income Distributions payable only in cash, the Plan Agent, as agent for the participants, will buy shares of the Fund’s common stock on the open market, on the NYSE or elsewhere, with the cash in respect of such Distributions for the participants’ accounts, on, or shortly after, the payment date. To the extent the market price exceeds the NAV of the common stock when the Plan Agent makes such purchases, participants may receive fewer shares of common stock than if the Distributions had been payable in common stock issued by the Fund.

4.     Participants in the Plan have the option of making additional cash payments to the Plan Agent, quarterly in any amount from $100 to $3,000, for investment in shares of common stock of the Fund. The Plan Agent will use all funds received from participants (as well as any Distributions received in cash) to purchase shares of common stock on the open market on or about the 15th day of March, June, September and December. Any voluntary cash payments received more than 35 days prior to such date will be returned by the Plan Agent, and interest will not be paid on any such amounts. To avoid unnecessary cash accumulations, and also to allow ample time for receipt and processing by the Plan Agent, participants should send in voluntary cash payments to be received by the Plan Agent approximately two business days before the 15th day of March, June, September and December. A participant may withdraw a voluntary cash payment by written notice, if the notice is received by the Plan Agent not less than 48 hours before the payment is to be invested. All voluntary cash payments should be made by check drawn on a U.S. bank, payable in U.S. dollars, and should be mailed to the Plan Agent at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. If any check is returned unpaid for any reason, the Plan Agent will be entitled to sell any number of shares from the participant’s account required to recoup any funds expended to purchase shares for such participant’s account.

5.     The Plan Agent will apply all cash received as Distributions to purchase shares of common stock on the open market as soon as practicable after the payment date of the Distribution, except where necessary to comply with applicable provisions of the federal securities laws. No participant will have any authority to direct the time or price at which the Plan Agent may purchase shares of the Fund’s common stock on such participant’s behalf.

6.     For all purposes of the Plan: (a) the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the NYSE at the close of the previous trading day or, if there is no sale on the NYSE on that date, then the mean between the closing bid and asked quotations for such stock on the NYSE on such date, (b) each Valuation Date shall be the Distribution payment date or, if that date is not an NYSE trading day, the next preceding trading day, and (c) the NAV per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

7.     The open-market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the Plan Agent will not bear interest. The Plan Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Stockholder’s account.

8.     The Plan Agent will hold shares of common stock acquired pursuant to the Plan in non-certificated form in the name of the Stockholder for whom such shares are being held and each Stockholder’s proxy will include those shares of common stock held pursuant to the Plan. The Plan Agent will forward to each Stockholder participating in the Plan any proxy solicitation material received by it. In the case of Stockholders, such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such Stockholders as representing the total amount registered in the names of such Stockholders and held for the account of beneficial owners who participate in the Plan.

9.     The Plan Agent will confirm, in writing, each acquisition made for the account of a Stockholder as soon as practicable. such confirmation will indicate the number of shares purchased and the price per share paid, and will include any applicable tax information pertaining to such Stockholder’s account. It is understood that the reinvestment of Distributions does not relieve the participant of any income tax which may be payable on such Distributions. Any Stockholder who is subject to U.S. backup withholding tax, or who is a foreign Stockholder subject to U.S. income tax withholding, will have the applicable tax withheld from all Distributions received and only the net amount will be reinvested in shares of the Fund’s common stock. Morgan Stanley does not offer tax advice. The tax information contained herein is general and is not exhaustive by nature. It was not intended or written to be used, and it cannot be used by any taxpayer, for avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Federal and state tax laws are complex and constantly changing. Stockholders should always consult a legal or tax advisor for information concerning their individual situation.

10.  Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for a Stockholder will be credited to the Stockholder’s account. In the event that the Fund makes available to Stockholders rights to purchase additional shares of common stock or other securities, the Plan Agent will forward to each Stockholder participating in the Plan any materials received by it relating to such rights.

11.  Stockholders will be charged a pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open market purchases in connection with the reinvestment of Distributions. A Stockholder will also pay brokerage commissions incurred in connection with purchases from voluntary cash payments made by the Stockholder. Brokerage charges for purchasing small amounts of stock for individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions because the Plan Agent will be purchasing stock for all participants in large blocks and prorating the lower commission thus attainable.

12.  Stockholders may terminate their participation in the Plan at any time and elect to receive distributions in cash by notifying the Plan Agent in writing, by telephone, or by visiting morganstanley.com/im. A Participant’s termination takes effect when such notice is received by the Agent except as otherwise provided in this Paragraph. In the event a Participant’s notice of termination is received before a record date for an account whose distributions are to be reinvested, the Agent, in its sole discretion, may either distribute such distributions in cash or reinvest them in shares on behalf of the terminating Participant. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made or any Distributions paid subsequent to a notice of termination in writing mailed to the Stockholders at least 30 days prior to the quarterly contribution date, in the case of voluntary cash payments, or the record date for the payment of any Distributions by the Fund. Upon any termination, common stock will be held by the Plan Agent in non-certificated form in the name of the participant. If you elect by notice to us in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, by telephone at (800) 231-2608 or by visiting morganstanley.com/im in advance of such determination to have us sell part or all of your Shares and remit the proceeds to you, we are authorized to deduct brokerage commissions for this transaction from the proceeds.

13.  If a Participant decides to sell his or her shares, the Agent will process all sale instructions received no later than five business days after the date on which the order is received, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). Such sale will be made through the Agent’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In each case the price to the Participant shall be the weighted average sale price obtained by the Agent’s broker net of brokerage commissions for each aggregate order placed by the Agent and executed by the broker. To maximize cost savings, the Agent will seek to sell shares in round lot transactions. For this purpose the Agent may combine the Participant’s shares with those of other selling Participants.

14.  If any Stockholder has withdrawn shares from the Plan, or acquires shares which have been withdrawn from the Plan, and wishes to have such shares held through and subject to the Plan, such Stockholder may resubmit such shares by notifying the Plan Agent at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, by telephone at (800) 231-2608 or by visiting morganstanley.com/im.

15.  These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Stockholders appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Stockholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Stockholder’s account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a successor Plan Agent for the purpose of receiving Distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Stockholders’ accounts, all Distributions payable on the shares of common stock held in the Stockholders’ name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

16.  The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

© 2009 Morgan Stanley

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